EXHIBIT 99.3

Exeo Entertainment, Inc. Signs Distribution Agreement to Sell Products through Speed Commerce

Las Vegas, NV, May 8, 2014 / PR Newswire. Exeo Entertainment, Inc. (OTCBB: EXEO) has signed a distribution agreement with Global Marketing Partners that allows them to resell its products through Speed Commerce (formerly Navarre). The new alliance will allow Exeo products to be available through brick & mortar as well as online retailers throughout the U.S.

Scott Amaral, CEO of Exeo Entertainment, Inc. stated, “This is a major step in building our channels of distribution for both our Psyko™ gaming headphones and our Krankz™ audio headphones.

This agreement will allow us to reach our target demographic where they shop throughout the United States. We expect that this agreement could potentially add between $2,000,000 to $3,000,000 to our gross sales over the course of the next 12 months.

About Exeo Entertainment, Inc.      Headquartered in Las Vegas, Nevada Exeo Entertainment, Inc. (OTCBB: EXEO) is public company that develops, acquires, manufactures, licenses and distributes unique products in the video gaming, music, and smart TV sectors. Exeo markets its products under the following brands: Psyko™ Audio, Krankz™ Audio, Zaaz™ keyboards, and the Extreme Gamer®.

For additional information visit www.exeoent.com

About Global Marketing Partners      Global Marketing Partners is a full solution market incubator and distributor of emerging technology products. They focus on innovative companies in their early to mid-growth stages.

Safe Harbor Statement      This press release may contain forward-looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC) including but not limited to information as contained within the Company's most current quarterly reports, annual reports, and or other filings. Furthermore, the Company disclaims any intention or obligation to update or revise any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
About Press Release:
Exeo Entertainment, Inc.
www.exeoent.com
press@exeoent.com
Phone: (702) 361-3188
Fax: (702) 361-4359

Source: Exeo Entertainment, Inc.